Exhibit 99.1

Majesco Entertainment Regains Compliance with NASDAQ Minimum Bid Price Rule

SOUTH PLAINFIELD, NJ – (Marketwired – August 24, 2016) – Majesco Entertainment Company (NASDAQ: COOL) (“Majesco”, or the “Company”), an innovative provider of downloadable games for the mass market, today reported that it has received formal notification from the Listing Qualifications Department of The NASDAQ Stock Market ("NASDAQ") notifying Majesco that it has regained compliance with Listing Rule 5550(a)(2), the minimum bid price requirement for continued listing on The NASDAQ Stock Market, and that the matter is now closed.  Majesco's common stock will continue to be listed on The NASDAQ Capital Market.

On March 3, 2016, NASDAQ notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by NASDAQ's Listing Rules. NASDAQ determined that for the 10 consecutive business days from August 1, 2016 to August 12, 2016, the closing bid price of the Company's common stock was $1.00 per share or greater.  On August 15, 2016, NASDAQ provided confirmation to Majesco of the foregoing and that the Company has regained compliance with Listing Rule 5550(a)(2).

Majesco's common stock trades on The NASDAQ Capital Market under the symbol "COOL."

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label. Majesco is headquartered in Plainfield, New Jersey, and its common stock is traded on The NASDAQ Capital Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market and the Company’s ability to maintain the closing bid price requirements of The NASDAQ Stock Market on a post reverse split basis.   They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.